For more information, contact:
Louis V. Gennarelli
(214)665-9710

FOR IMMEDIATE RELEASE

           INSIGNIA RETAIL GROUP ACQUIRES WEST COAST'S RADIUS RETAIL
                                    ADVISORS

     DALLAS, TX - May 5, 1997 Insignia Retail Group, Inc. announced today that it has acquired substantially all of the assets of Radius Retail Advisors in Newport Beach, California. Radius Retail Advisors is a retail tenant representation, property representation and agency brokerage firm that successfully represents large space users, "big box" entertainment and grocery related food tenants in Southern California.

     According to Louis V. Gennarelli, President of Insignia Retail Group, "As Insignia Retail Group rolls out its West Coast operation, the transaction is important to our success. We welcome the founding Radius partners, Michael Navarro and Cody Small and the other members of their organization into the growing Insignia family. Their team personifies entrepreneurial quality and ideally complements our approach to retail client representation. Their ability to understand the dynamics of the retail market and source potential development and acquisition deals, makes them a vital component for Insignia Retail Group, as well as to Insignia Commercial Investments Group, the national transactional unit of Insignia Commercial Group."

     In the past 24 months Radius' transactions have included 20 Best Buy locations, a Home Express, G. N. C., Ralph's Grocery, Longs Drug Store, Regal Theaters, and Beverages & More. Since 1978, Radius has closed over six million square feet of lease transactions and has participated in several of the largest retail disposition programs in the southwest region of the United States. Those dispositions include Zody's Department Store, Builders Emporium, Smith's Food & Drug and T.G.& Y. Michael Navarro and Cody

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Insignia Acquires Radius
May 5, 1997
Page 2


Small, Regional Directors of Insignia Retail Group, along with Rick Zak, have been selected to handle the marketing and leasing of the recently announced Howard Hughes Entertainment Center. The Center is part of a 2.7 million square foot mixed-use project. The retail component is comprised of a 250,000 square foot entertainment complex located in West Los Angeles, just north of the LAX airport on the 405 Freeway and adjacent to the Playa Vista project. According to Navarro, "This location has the highest visibility and identity of any property within Southern California, and one of the highest traffic counts in the country. Its trade area serves five million people." The facility will include a 100,000 square foot, 21-screen multiplex theater, featuring the only IMAX theater in Los Angeles and high-end specialty stores and restaurants. The project is being developed by J. H. Snyder & Company and is slated to open in late 1998 or early 1999.

     Another high client is the leasing and marketing assignment of a new retail power center being developed by a partnership of the Voit Companies and Selleck Properties in the heart of the San Fernando Valley. The 40 acre retail parcel is part of the former GM assembly plant property in Van Nays. The project is 90% pre-leased with "big box" retailers, a 17-screen cinema, restaurants and retail shops.

     "Our strategy has been to selectively acquire the finest firms in key markets in order to allow us to offer unparalleled services to our clients across the country," said Andrew L. Farkas, Insignia Financial Group's Chairman, President & Chief Executive Officer.


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

Insignia Acquires Radius
May 5, 1997
Page 3

     One of the largest fully-integrated real estate service providers in the country, Insignia launched its commercial expansion program in earnest in 1996 with the acquisition of Paragon Commercial Group, a real estate management and development company, and Edward S. Gordon Company (now operating as Insignia/Edward S. Gordon Co., Inc.), the leading full-service commercial real estate brokerage firm in New York City.

     In March of this year Insignia announced the acquisition of three firms in various U.S. markets. In Westchester County, New York and Fairfield County, Connecticut, Insignia acquired Rostenburg-Doern Company, Inc., a leading full-service firm. The combination of Insignia/ESG's Westchester/Fairfield operation and Rostenburg-Doern has created the largest commercial real estate brokerage firm serving these two marketplaces.

     Insignia Financial Group also acquired Frain Camins & Swartchild, Inc. (FC&S). FC&S is one of the premier full-service commercial, retail and industrial real estate brokerage and management firms in Chicago.

     In this third acquisition, Insignia purchased HMB Property Services, a service provider that gives Insignia control over long-term management and leasing rights with respect to approximately 1.1 million square feet of prime office space in the Denver market.

     Insignia Retail Group, Inc. is an operating unit of Insignia Commercial Group, Inc., (NYSE:IFS) which is a wholly owned subsidiary of Insignia Financial Group, Inc. With corporate headquarters in Greenville, South Carolina, Insignia Financial Group, Inc. is a fully integrated real estate services company. Insignia is the largest manager of multifamily residential property in the United States and is also among the largest managers of commercial properties.

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Insignia Acquires Radius
May 5, 1997
Page 4

     Insignia Financial Group commenced operations in December 1990 and provides services for approximately 260,000 residential units (including cooperative and condominium units) and in excess of 149 million square feet of retail, commercial and industrial space. Insignia Financial Group, Inc. Has received the #1 ranking as the largest property manager in North America by National Real Estate Investor in their annual Top Property Manger Survey. Insignia Financial Group, Inc.'s Internet web site is http://www.insigniafinancial.com

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